Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the combination of the financial information of Bitdeer Technologies Holding Company (“Bitdeer”) and Blue Safari Group Acquisition Corp. (“BSGA”) adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 combines the consolidated statement of financial position of Bitdeer as of December 31, 2022 and the balance sheet of BSGA as of December 31, 2022, on a pro forma basis as if the Business Combination had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combine the consolidated statement of operations and comprehensive loss of Bitdeer for the year ended December 31, 2022 and the statement of operations of BSGA for the year ended December 31, 2022, on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Bitdeer’s consolidated statement of financial position as of December 31, 2022 and the related notes included in the shell company report of Bitdeer Technologies Group (the “Company”) on Form 20-F filed with the SEC on April 19, 2023; and

•	BSGA’s balance sheet as of December 31, 2022 and the related notes included in the annual report of BSGA on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 6, 2023.

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Bitdeer’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2022 and the related notes included in the shell company report of the Company on Form 20-F filed with the SEC on April 19, 2023; and

•	BSGA’s statement of operations for the year ended December 31, 2022 and the related notes included in the annual report of BSGA on Form 10-K for the year ended December 31, 2022 filed on March 6, 2023.

The Business Combination

On April 13, 2023 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the Amended and Restate Agreement and Plan of Merger, dated December 15, 2021, by and among (i) the Company, (ii) Bitdeer, (iii) BSGA, (iv) Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of the Company (“BSGA Merger Sub 1”), (v) Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of the Company (“BSGA Merger Sub 2”), (vi) Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Bitdeer Merger Sub”) and (vii) Blue Safari Mini Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of BSGA, as amended by (a) the First Amendment to Amended and Restate Agreement and Plan of Merger, dated May 30, 2022, (b) the Second Amendment to Amended and Restated Agreement and Plan of Merger, dated December 2, 2022 and (c) the Third Amendment to Amended and Restated Agreement and Plan of Merger, dated March 7, 2023, each by and among the same parties (the “Merger Agreement”).

Pursuant to the Merger Agreement, the transactions contemplated under the Merger Agreement were consummated via a multiple-merger structure, including (i) BSGA Merger Sub 1 merging with and into BSGA with BSGA being the surviving entity and becoming a wholly-owned subsidiary of the Company (the “First SPAC Merger”, and the surviving entity, the “Initial SPAC Surviving Sub”), (ii) immediately following the First SPAC Merger, Initial SPAC Surviving Sub merging with and into BSGA Merger Sub 2, with BSGA Merger Sub 2 being the surviving entity (the “Second SPAC Merger”, and together with the First SPAC Merger, the “Initial Mergers”), and (iii) following the Initial Mergers, Bitdeer Merger Sub merging with and into Bitdeer, with Bitdeer being the surviving entity and becoming a wholly-owned subsidiary of the Company (the “Acquisition Merger”, and together with the Initial Mergers and other transactions contemplated by the Merger Agreement, the “Business Combination”).

Immediately prior to the effective time of the First SPAC Merger (the “First SPAC Merger Effective Time”), (i) each unit of BSGA (“BSGA Unit”) issued and outstanding immediately prior to the First SPAC Merger Effective Time was automatically detached into one Class A ordinary shares, no par value, of BSGA (the “BSGA Class A Ordinary Share”) and one right convertible into one-tenth (1/10) of a BSGA Class A Ordinary Share (the “BSGA Right”) and (ii) each BSGA Right outstanding immediately prior to the First SPAC Merger Effective Time (and immediately subsequent to the detachment of the BSGA Units) was cancelled and ceased to exist in exchange for the right to receive, without interest, one-tenth (1/10) of a BSGA Class A Ordinary Share.

At the First SPAC Merger Effective Time, each ordinary share, no par value, of BSGA (the “BSGA Ordinary Share”) issued and outstanding immediately prior to the First SPAC Merger Effective Time was automatically cancelled and ceased to exist in exchange for the right to receive, without interest, one Class A ordinary shares of the Company, par value US$0.0000001 per share (the “Class A Ordinary Share”).

At the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), (i) each ordinary share of Bitdeer, par value US$0.0000001 per share (the “Bitdeer Ordinary Share”) and each preferred share of Bitdeer, par value US$0.0000001 per share, (together with Bitdeer Ordinary Share, the “Bitdeer Shares”) issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Bitdeer Shares beneficially owned by Mr. Jihan Wu, founder of Bitdeer, through Victory Courage Limited, the “Key Executive Shares”) was automatically cancelled and ceased to exist in exchange for the right to receive, without interest, such number of Class A Ordinary Shares that is equal to the Exchange Ratio (as defined below), (ii) each Key Executive Share issued and outstanding immediately prior to the Acquisition Merger Effective Time was automatically cancelled and ceased to exist in exchange for the right to receive, without interest, such number of Class V ordinary shares of the Company (“Class V Ordinary Shares”) that is equal to Exchange Ratio (as defined below), (iii) each restricted share unit to acquire Bitdeer Shares issued pursuant to an award granted under Bitdeer’s 2021 Share Incentive Plan (“Bitdeer RSU”) outstanding immediately prior to the Acquisition Merger Effective Time, whether vested or unvested, was assumed by the Company and converted into an award of restricted share units (each an “Assumed RSU”) representing the rights to receive, on the same terms and conditions (including applicable vesting, settlement and expiration provisions) as applied to each such Bitdeer RSU immediately prior to the Acquisition Merger Effective Time, Class A Ordinary Shares, except that the number of Class A Ordinary Shares subject to such Assumed RSU equals the product of (A) the number of Bitdeer Ordinary Shares that were subject to such Bitdeer RSU immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole share and (iv) the convertible note issued by Bitdeer that is convertible into the Bitdeer Ordinary Shares (the “Bitdeer Convertible Note”) outstanding immediately prior to the Acquisition Merger Effective Time was assumed by the Company and represented the rights to receive, on the same terms and conditions as applied to such Bitdeer Convertible Note, Class A Ordinary Shares, except that the number of Class A Ordinary Shares to be received upon conversion of the Bitdeer Convertible Note equals the product of the number of Bitdeer Ordinary Shares issuable upon conversion of the Bitdeer Convertible Note multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole share.

As used herein, “Exchange Ratio” means the quotient obtained by dividing (A) 118,000,000 by (B) the Bitdeer Total Shares, and is approximately 0.00858; and “Bitdeer Total Share” equals, as of immediately prior to the Acquisition Merger Effective Time, the sum of (x) the number of issued and outstanding Bitdeer Shares (on an as-converted basis), (y) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon the settlement of all vested Bitdeer RSUs as of immediately prior to the Acquisition Merger Effective Time (including after giving effect to the consummation of the Acquisition Merger or any acceleration of any unvested Bitdeer RSUs in connection with the consummation of the Acquisition Merger) and (z) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon conversion of the Bitdeer Convertible Note.

On April 14, 2023, Class A Ordinary Shares commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “BTDR.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with IFRS. Under this method of accounting, BSGA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Bitdeer’s shareholders are expected to have a majority of the voting power of the Company, Bitdeer will comprise all of the ongoing operations of combined company, Bitdeer will comprise a majority of the governing body of combined company, and Bitdeer’s senior management will comprise all of the senior management of the combined company. Since BSGA does not meet the definition of a business under IFRS, the transaction is outside the scope of IFRS 3, “Business Combinations”, and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS 2, “Share-based Payments”. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Bitdeer issuing shares for the net assets of BSGA, accompanied by a recapitalization. The net assets of BSGA will be stated at historical costs. Any difference in the fair value of the consideration deemed to have been issued by Bitdeer and the fair value of BSGA’s identifiable net assets represents a listing service received by Bitdeer and is recorded through profit and loss. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Bitdeer.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this Exhibit has been prepared using actual redemption of BSGA Ordinary Shares into cash.

Bitdeer is providing this information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial statements described above and the assumption and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements should be read in conjunction with Bitdeer’s and BSGA’s historical financial statements and the related notes thereto.

The pro forma adjustments are preliminary, and the unaudited pro forma information have been presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Business Combination taken place on the dates noted, or of Bitdeer’s future financial position or operating results. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Bitdeer following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2022

(In thousand of U.S. Dollar)

	(1)							(2)
	Bitdeer							BSGA							Actual Redemptions
			Transaction							Transaction
			Accounting							Accounting					Pro Forma			Pro Forma
	(Historical)		Adjustments		Note	(Pro Forma)		(Historical)		Adjustments		Note	(Pro Forma)		Adjustments		Note	Combined
ASSETS
Cash and cash equivalents	US$	231,362	US$	(258)	(A)	US$	231,104	US$	487	US$	-		US$	487	US$	2,135	(C)	US$	213,416
																(2,013)	(E)
																(10,200)	(F)
																(8,097)	(H)
Cryptocurrencies		2,175		-			2,175		-		-			-		-			2,175
Trade receivables		18,304		-			18,304		-		-			-		-			18,304
Amounts due from a related party		397		-			397		-		-			-		-			397
Mining machines		27,703		-			27,703		-		-			-		-			27,703
Prepayments and other assets		59,576		258	(A)		59,834		160		-			160		(2,804)	(J)		57,190
Financial assets at fair value through profit or loss		60,959		-			60,959		-		-			-		-			60,959
Restricted cash		11,494		-			11,494		-		-			-		-			11,494
Right-of-use assets		60,082		-			60,082		-		-			-		-			60,082
Property, plant and equipment		138,636		-			138,636		-		-			-		-			138,636
Investment properties		35,542		-			35,542		-		-			-		-			35,542
Intangible assets		322		-			322		-		-			-		-			322
Deferred tax assets		4,857		-			4,857		-		-			-		-			4,857
Cash held in Trust Account		-		-			-		18,238		258	(A)		18,496		(16,361)	(B)		-
																(2,135)	(C)
TOTAL ASSETS	US$	651,409	US$	-		US$	651,409	US$	18,885	US$	258		US$	19,143	US$	(39,475)		US$	631,077

LIABILITIES
CURRENT LIABILITIES
Trade payables	US$	15,768	US$	-		US$	15,768	US$	-	US$	-		US$	-	US$	-		US$	15,768
Other payables and accruals		22,176		-			22,176		4,083		-			4,083		(400)	(F)		21,957
							-									(3,902)	(H)
Amounts due to a related party		316		-			316		420		-			420		-			736
Promissory note - related party		-		-			-		200		-			200		-			200
Promissory note - Bitdeer		-		-			-		2,546		258	(A)		2,804		(2,804)	(J)		-
Income tax payables		657		-			657		-		-			-		-			657
Deferred revenue		182,297		-			182,297		-		-			-		-			182,297
Borrowings		29,805		-			29,805		-		-			-		-			29,805
Lease liabilities		70,425		-			70,425		-		-			-		-			70,425
Deferred tax liabilities		11,626		-			11,626		-		-			-		-			11,626
Deferred underwriters discount		-		-			-		2,013		-			2,013		(2,013)	(E)		-
TOTAL LIABILITIES		333,070		-			333,070		9,262		258			9,520		(9,119)			333,471
NET ASSETS	US$	318,339	US$	-		US$	318,339	US$	9,623	US$	-		US$	9,623	US$	(30,356)		US$	297,606

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption		-		-			-		18,238		258	(A)		18,496		(16,361)	(B)		-
																(2,135)	(D)
EQUITY (DEFICIT)
Class A ordinary shares		-		-			-		3,404		-			3,404		(3,404)	(D)		-
Class B ordinary shares		-		-			-		25		-			25		(25)	(D)		-
Share capital		1		-			1		-		-			-		(1)	(G)		-
Retained earnings (accumulated deficit)		6,803		-			6,803		(12,044)		(258)	(A)		(12,302)		12,302	(D)		(34,400)
																(4,195)	(H)
																(37,008)	(I)
Reserves		311,535		-			311,535		-		-			-		(6,738)	(D)		332,006
																(9,800)	(F)
																1	(G)
																37,008	(I)
TOTAL TEMPORARY EQUITY AND EQUITY (DEFICIT)	US$	318,339	US$	-		US$	318,339	US$	9,623	US$	-		US$	9,623	US$	(30,356)		US$	297,606

(1) Derived from the consolidated statement of financial position of Bitdeer as of December 31, 2022.

(2) Derived from the balance sheet of BSGA as of December 31, 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousand of U.S. Dollar, except for number of shares and per share data)

					Actual Redemptions
	(1)		(2)		Pro Forma			Pro Forma
	Bitdeer		BSGA		Adjustments		Note	Combined
Revenue	US$	333,342	US$	-	US$	-		US$	333,342
Cost of revenue		(250,090)		-		-			(250,090)
Gross profit		83,252		-		-			83,252

Selling expenses		(11,683)		-		-			(11,683)
General and administrative expenses		(93,453)		(4,660)		(4,195)	(AA)		(102,308)
Recapitalization transaction expenses		-		-		(37,008)	(BB)		(37,008)
Research and development expenses		(35,430)		-		-			(35,430)
Other operating expenses		(3,628)		-		-			(3,628)
Other net gain		357		-		-			357
Loss from operations		(60,585)		(4,660)		(41,203)			(106,448)
Finance income / (expenses)		(4,181)		742		(742)	(CC)		(4,181)
Loss before taxation		(64,766)		(3,918)		(41,945)			(110,629)
Income tax benefit		4,400		-		2,514	(BB)		6,914
Loss for the year	US$	(60,366)	US$	(3,918)	US$	(39,431)		US$	(103,715)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption				5,750,000
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption			US$	(0.52)
Basic and diluted weighted average shares outstanding, Class B ordinary shares and Class A shares not subject to possible redemption				1,787,500
Basic and diluted net loss per share, Class B ordinary shares and Class A ordinary shares not subject to possible redemption			US$	(0.52)

Basic and diluted weighted average shares outstanding		12,662,125,806
Basic and diluted loss per share per nonredeemable ordinary share	US$	(0.00)

Basic and diluted pro forma weighted average shares outstanding									111,288,605
Basic and diluted pro forma loss per share								US$	(0.93)

(1) Derived from the consolidated statement of operations and comprehensive loss of Bitdeer for the year ended December 31, 2022.

(2) Derived from the statement of operations of BSGA for  the year ended December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basic of Presentation

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 has been prepared using Bitdeer’s consolidated statement of financial position as of December 31, 2022 and BSGA’s balance sheet as of December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using Bitdeer’s consolidated statement of operations and loss for the year ended December 31, 2022 and BSGA’s statement of operations for the year ended December 31, 2022.

The historical financial statements of Bitdeer have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) and in its presentation and reporting currency of the United States dollars (US$). The historical financial statements of BSGA have been prepared in accordance with the Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) in its presentation and reporting currency of United States dollars (US$).

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and based on certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and analyses are performed. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Bitdeer and BSGA.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Bitdeer has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial statements.

Bitdeer and BSGA have not had any historical relationship prior to the Business Combination other than item as described in (A) below. Accordingly, such transaction accounting adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2022 are as follows:

(A)	Reflects a $257,758 non-interest bearing loans from Bitdeer to BSGA and deposited into the trust account in order to extend the available time to complete the Business Combination;

(B)	Reflects the redemption of 1,502,640 BSGA Class A Ordinary Shares at redemption value of $10.89 per share;

(C)	Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;

(D)	Reflects the elimination of BSGA’s historical ordinary shares value and accumulated deficit, which include a) the issuance 215,748 Class A Ordinary Shares from the conversion of the unredeemed 215,748 BSGA Class A Ordinary Shares, b) the issuance of 1,759,250 Class A Ordinary Shares resulted from i) the conversion of the 1,437,500 BSGA Class A Ordinary Shares held by the Sponsor, ii) the conversion of the 292,500 BSGA Class B Ordinary Shares held by the Sponsor and iii) the issuance of the 29,250 Class A Ordinary Shares from the conversion of 292,500 BSGA Rights held by the Sponsor upon consummation of the Business Combination, c) the issuance of 575,000 Class A Ordinary Shares from the conversion of 5,750,000 BSGA Rights upon consummation of the Business Combination and d) the issuance of 57,500 Class A Ordinary Shares from the conversion of the 57,500 Class A Ordinary Shares held by the underwriter;

(E)	Reflects the settlement of approximately $2.0 million deferred underwriters discount that become due and payable upon consummation of the Business Combination;

(F)	Reflects the settlement of approximately $10.2 million of Bitdeer’s transaction costs related to the Business Combination, of which, 1) approximately $0.4 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined statement of financial position and 2) approximately $9.8 million subsequently reclassify to reserves upon the close of the Business Combination;

(G)	Reflects the recapitalization of Bitdeer’s equity as consideration for the reverse recapitalization with 1) the issuance of 48.4 million Class V Ordinary Shares and 2) the issuance of 60.3 million Class A Ordinary Shares;

(H)	Reflects the settlement of approximately $8.1 million of BSGA’s total estimated professional fees related to the Business Combination, of which, 1) approximately $3.9 million of transaction costs accrued as of the date of unaudited pro forma condensed combined statement of financial position and 2) approximately $4.2 million of BSGA’s transaction costs as an adjustment to accumulated deficit;

(I)	Reflects the estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of BSGA Ordinary Shares issued over the fair value of BSGA’s identifiable net assets at the date of the Business Combination, resulting in $36.8 million decrease to accumulated deficit based on actual redemption; and

Total BSGA Ordinary Shares outstanding as of April 13, 2023		2,607,498
Fair value of shares as of April 13, 2023	US$	10.00
Estimated market value of shares (in thousands)	US $	26,075
Pro forma net assets of BSGA as of December 31, 2022 (in thousands)	US $	9,623
Less: Effect of actual redemption of 1,502,640 BSGA Class A Ordinary Shares (in thousands)	US $	(16,361)
Less: BSGA’s transaction costs (in thousands)	US $	(4,195)
Adjusted pro forma net assets (liabilities) of BSGA as of December 31, 2022 (in thousands)	US $	(10,933)
Difference – being IFRS 2 charge for listing services (in thousands)	US $	37,008

(J)	Reflects the elimination of promissory notes between Bitdeer and BSGA.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

(AA)	Reflects the approximately $4.2 million of BSGA’s transaction costs incurred subsequent to December 31, 2022 as if the Business Combination had been consummated on January 1, 2022, the date the Business Combination occurred for the purposes of the pro forma combined statement of operations. This is a non-recurring item;
(BB)	Represents $37.0 million of expense recognized with income tax effect of approximately $2.5 million in accordance with IFRS 2, for the excess of the fair value of BSGA Ordinary Shares issued over the fair value of BSGA’s identifiable net assets, as described in (I), for the year ended December 31, 2022. These costs are a nonrecurring item; and
(CC)	Represents the elimination of interest income earned from the Trust Account for the year ended December 31, 2022.

Note 3 —  Loss per Share

Represents the loss per share (“EPS”) calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding at the beginning of the period presented. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Loss per share is computed by dividing pro forma loss for the periods by the weighted average number of ordinary shares outstanding during the periods using the two-class method. Using the two-class method, net loss for the periods are allocated between the Class A Ordinary Shares, the Class V Ordinary Shares and other participating securities (i.e. preference shares) based on their participating rights. Except for voting rights, the Class A Ordinary Shares and the Class V Ordinary Shares have all the same rights and therefore the pro forma loss per share for both classes of shares are identical. The pro forma loss per share amounts are the same for Class A Ordinary Shares and the Class V Ordinary Shares because the holders of each class are entitled to equal per share dividends or distributions in liquidation.

The unaudited pro forma condensed combined has been prepared on actual redemption for the year ended December 31, 2022:

(in thousands, except share and per share data)	Actual Redemption
Pro forma net loss for the year (in thousands)	US$	(103,715)
Weighted average shares outstanding – basic and diluted		111,288,605
Pro forma loss per share – basic and diluted	US$	(0.93)

Weighted average shares calculation, basic and diluted
Class A Ordinary Shares
BSGA Class A Ordinary Shares		215,748
BSGA Class A Ordinary Shares converted from rights		575,000
BSGA Class A Ordinary Shares held by Sponsor, BSGA Class A Ordinary Shares converted from rights held by Sponsor, and Class B Ordinary Shares held by Sponsor		1,759,250
BSGA Class A Ordinary Shares held by underwriter		57,500
Bitdeer Shares in the Business Combination		60,281,185
Subtotal – Class A Ordinary Shares		62,888,683
Class V Ordinary Shares
Bitdeer Shares in the Business Combination		48,399,922
Total weighted average shares outstanding		111,288,605